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Exhibit 10.38

May 30, 2003

Daniel R. Hudspeth
1695 Eldorado Circle
Superior, CO 80027

Dear Dan:

        This letter sets forth the substance of the separation agreement (the "Agreement") which Allos Therapeutics, Inc. (the "Company") is offering to you to aid in your employment transition.

        1.    SEPARATION.    Your last day of work and employment with the Company shall be May 30, 2003 (the "Separation Date").

        2.    ACCRUED SALARY AND PAID TIME OFF.    On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.

        3.    SEVERANCE PAYMENTS.    Pursuant to Paragraph 10(d) of that certain Employment Agreement dated April 23, 2002 between you and the Company, should you sign and not revoke this Agreement, the Company will pay you, as severance, the equivalent of six (6) months of your current Base Salary in effect as of the Separation Date, subject to standard payroll deductions and withholdings ("Severance Payments"). The Severance Payments will be made on the Company's regularly scheduled payroll dates.

        4.    INSURANCE CONTINUATION BENEFIT.    Pursuant to your Employment Agreement, the Company will pay premiums under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") to continue your current enrollment in medical, dental and vision insurance for six (6) months following your Separation Date, provided, however, that (a) the Company shall pay premiums for your eligible dependents only for coverage for which those eligible dependents were enrolled immediately prior to the Separation Date; and (b) the Company's obligation to pay such premiums shall cease immediately upon your eligibility for comparable group health insurance provided by a new employer.

        5.    OUTPLACEMENT ASSISTANCE.    The Company will pay the fee associated with your participation in an outplacement assistance program as determined by the Company under your Employment Agreement.

        6.    STOCK OPTIONS.    Pursuant to your stock option grant(s) and the plan(s) governing those grant(s) (the "Plan"), vesting of your stock options will cease on your Separation Date. Any right to exercise any vested shares or of the Company to repurchase any previously exercised, but unvested shares, if any, will be as set forth in your stock option grant notice, the stock option agreement, and the Plan.

        7.    OTHER COMPENSATION OR BENEFITS.    You acknowledge that, except as expressly provided in this Agreement, you will not receive nor are you entitled to any additional compensation, severance or benefits (other than benefit amounts due or vested or reimbursable under the Company's benefits plans) after the Separation Date.

        8.    EXPENSE REIMBURSEMENTS.    You agree that, within five (5) business days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

        9.    RETURN OF COMPANY PROPERTY.    Within five (5) business days of the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property which you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

        10.    PROPRIETARY INFORMATION OBLIGATIONS.    You acknowledge your continuing obligations under your Allos Confidentiality/Non-Solicitation/Non-Compete Agreement not to use or disclose any confidential or proprietary information of the Company without prior written authorization from a duly authorized representative of the Company. A copy of your Allos Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement is attached hereto as Exhibit A.

        11.    CONFIDENTIALITY.    The provisions of this Agreement shall be held in strictest confidence by you and the Company and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

        12.    NON-DISPARAGEMENT.    Both you and the Company agree not to disparage the other party, and the other party's officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company shall respond accurately and fully to any question, inquiry or request for information when required by legal process.

        13.    RELEASE OF CLAIMS.    In consideration for the severance benefits you are receiving under the Agreement, you hereby release the Company and its officers, directors, agents, attorneys, employees, shareholders, parents, subsidiaries, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys' fees, damages, or obligations of every kind and nature, whether they are now known or unknown, arising at any time prior to the date you sign this Release. This general release includes, but is not limited to: all federal and state statutory and common law claims, claims related to your employment or the termination of your employment or related to breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of equity or compensation. Notwithstanding the release in the preceding sentence, you are not releasing any right of indemnification you may have for any liabilities arising from your actions within the course and scope of your employment with the Company.

        14.    ADEA WAIVER AND RELEASE.    You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA. You also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that the Company has also executed this Agreement by that date ("Effective Date").

        15.    MISCELLANEOUS.    This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Colorado as applied to contracts made and to be performed entirely within Colorado.

        16.    EFFECTIVE DATE.    The "Effective Date" of this Agreement shall be the eighth day after you sign this Agreement, provided the Company also signs this Agreement.

        17.    EXPIRATION.    If you wish to accept the offer set forth in this Agreement you must sign and return this Agreement to the Company on or before the 22nd day after the Separation Date.

        If this Agreement is acceptable to you, please sign below and return the original to me. I wish you every success in your future endeavors.

Sincerely, ALLOS THERAPEUTICS, INC.
/s/ BARBARA E. BARING

Exhibit A—PROPRIETARY INFORMATION, INVENTIONS, NON-COMPETITION, AND NON-SOLICITATION AGREEMENT

AGREED:
/s/ DANIEL R. HUDSPETH Daniel R. Hudspeth

EXHIBIT A

PROPRIETARY INFORMATION, INVENTIONS,
NON-COMPETITION, AND NON-SOLICITATION AGREEMENT

EXHIBIT A TO EMPLOYMENT AGREEMENT

MANAGER, EXECUTIVE PERSONNEL OR ASSISTANTS'
PROPRIETARY INFORMATION, INVENTIONS,
NON-COMPETITION, AND NON-SOLICITATION AGREEMENT
COLORADO

        This Manager, Executive Personnel or Assistants' Proprietary Information, Inventions, Non-competition, and Non-solicitation Agreement ("Agreement") is made in consideration for my employment or continued employment by Allos Therapeutics, Inc. or its subsidiaries or affiliates (the "Company"), and the compensation now and hereafter paid to me. I hereby agree as follows:

1.     NONDISCLOSURE.

            1.1    Recognition of Company's Rights; Nondisclosure.    At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

            1.2    Proprietary Information.    The term "Proprietary Information" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, "Proprietary Information" includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as "Inventions"); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

            1.3    Third Party Information.    I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

            1.4    No Improper Use of Information of Prior Employers and Others.    During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.     ASSIGNMENT OF INVENTIONS.

            2.1    Proprietary Rights.    The term "Proprietary Rights" shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

            2.2    Prior Inventions.    Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "Prior Inventions"). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent.

            2.3    Assignment of Inventions.    Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as "Company Inventions."

            2.4    Nonassignable Inventions.    I recognize that, in the event of a specifically applicable state law, regulation, rule, or public policy ("Specific Inventions Law"), this Agreement will not be deemed to require assignment of any invention which qualifies fully for protection under a Specific Inventions Law by virtue of the fact that any such invention was, for example, developed entirely on my own time without using the Company's equipment, supplies, facilities, or trade secrets and neither related to the Company's actual or anticipated business, research or development, nor resulted from work performed by me for the Company. In the absence of a Specific Inventions Law, the preceding sentence will not apply.

            2.5    Obligation to Keep Company Informed.    During the period of my employment and for six months after the last day of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under the provisions of a Specific Inventions Law; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law. I will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.

            2.6    Government or Third Party.    I also agree to assign all my right, title and interest in and to any particular Invention to a third party, including without limitation the United States, as directed by the Company.

            2.7    Works for Hire.    I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101).

            2.8    Enforcement of Proprietary Rights.    I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

    In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

        3.    NO CONFLICTS OR SOLICITATION.    I acknowledge that during my employment I will have access to and knowledge of Proprietary Information. I also acknowledge that during my employment with the Company, I have held and/or will hold a management or executive position or am, or will be, an assistant to a manager or executive. To protect the Company's Proprietary Information, I agree that during the period of my employment by the Company I will not, without the Company's express written consent, engage in any other employment or business activity directly related to the business in which the Company is now involved or becomes involved, nor will I engage in any other activities which conflict with my obligations to the Company. To protect the Company's

Proprietary Information, and because of the position in the Company that I hold, I agree that during my employment with the Company whether full-time or part-time and for a period of one year after my last day of employment with the Company, I will not (a) directly or indirectly solicit or induce any employee of the Company to terminate or negatively alter his or her relationship with the Company or (b) directly or indirectly solicit the business of any client or customer of the Company (other than on behalf of the Company) or (c) directly or indirectly induce any client, customer, supplier, vendor, consultant or independent contractor of the Company to terminate or negatively alter his, her or its relationship with the Company. I agree that the geographic scope of the non-solicitation should include the "Restricted Territory" (as defined below).

        4.     If any restriction set forth in this Section is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

        5.    COVENANT NOT TO COMPETE.    I acknowledge that during my employment I will have access to and knowledge of Proprietary Information. I also acknowledge that during my employment with the Company, I have held and/or will hold a management or executive position or am, or will be, an assistant to a manager or executive. To protect the Company's Proprietary Information, and because of the position in the Company that I may hold, I agree that during my employment with the Company whether full-time or part-time and for a period of one year after my last day of employment with the Company, I will not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in a "Restricted Business" in a "Restricted Territory" (as defined below). It is agreed that ownership of (i) no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation, or (ii) any stock I presently own shall not constitute a violation of this provision.

            5.1    Reasonable.    I agree and acknowledge that the time limitation on the restrictions in this paragraph, combined with the geographic scope, is reasonable. I also acknowledge and agree that this paragraph is reasonably necessary for the protection of Company's Proprietary Information as defined in paragraph 1.2 herein, that through my employment I shall receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting Company's business value which will be imparted to me. If any restriction set forth in this paragraph 4 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

            5.2    As used herein, the terms:

              (i)  "Restricted Business" shall mean the development or commercialization of radiosensitizers.

             (ii)  "Restricted Territory" shall mean any state, county, or locality in the United States in which the Company conducts business and any other country, city, state, jurisdiction, or territory in which the Company does business.

        6.    Records.    I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

        7.    NO CONFLICTING OBLIGATION.    I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

        8.    RETURN OF COMPANY MATERIALS.    When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company, unless agreed to by the Company. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

        9.    LEGAL AND EQUITABLE REMEDIES.    Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

        10.    NOTICES.    Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three days after the date of mailing.

        11.    NOTIFICATION OF NEW EMPLOYER.    In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

        12.    GENERAL PROVISIONS.

            12.1    Governing Law; Consent to Personal Jurisdiction and Exclusive Forum.    This Agreement will be governed by and construed according to the laws of the State of Colorado as such laws are applied to agreements entered into and to be performed entirely within Colorado between Colorado residents. I hereby expressly understand and consent that my employment is a transaction of business in the State of Colorado and constitutes the minimum contacts necessary to make me subject to the personal jurisdiction of the federal courts located in the State of Colorado, and the state courts located in the County of Denver, Colorado, for any lawsuit filed against me by Company arising from or related to this Agreement. I agree and acknowledge that any controversy arising out of or relating to this Agreement or the breach thereof, or any claim or action to enforce this Agreement or portion thereof, or any controversy or claim requiring interpretation of this Agreement must be brought in a forum located within the State of Colorado. No such action may be brought in any forum outside the State of Colorado. Any action brought in contravention of this paragraph by one party is subject to dismissal at any time and at any stage of the proceedings by the other, and no action taken by the other in defending, counter claiming or appealing shall be construed as a waiver of this right to immediate dismissal. A party bringing an action in contravention of this paragraph shall be liable to the other party for the costs, expenses and attorney's fees incurred in successfully dismissing the action or successfully transferring the action to the federal courts located in the State of Colorado, or the state courts located in the County of Denver, Colorado.

            12.2    Severability.    In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect,

    such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

            12.3    Successors and Assigns.    This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

            12.4    Survival.    The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

            12.5    Employment.    I agree and understand that my employment is at-will which means I or the company each have the right to terminate my employment at will, with or without advanced notice and with or without cause. I further agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause.

            12.6    Waiver.    No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

            12.7    Entire Agreement.    The obligations pursuant to Sections 1 through 4 and Sections 6 and 7 (including all subparts) of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement

          This Agreement shall be effective as of the                        , 2001.

        I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

Dated: 7/25/02

/s/ DANIEL R. HUDSPETH Daniel R. Hudspeth
ACCEPTED AND AGREED TO:
/s/ MICHAEL E. HART Michael E. Hart President and Chief Executive Officer

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  Exhibit 10.38